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                                                                                              EXHIBIT 12
                              COLUMBUS SOUTHERN POWER COMPANY
              Computation of Consolidated Ratios of Earnings to Fixed Charges
                             (in thousands except ratio data)
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                                                                     Year Ended December 31,
                                                        1992      1993       1994      1995      1996
Fixed Charges:
  Interest on First Mortgage Bonds. . . . . . . .     $75,866   $74,119    $68,471   $ 66,811   $59,711
  Interest on Other Long-term Debt. . . . . . . .      11,430    10,436     10,221      8,829    12,125
  Interest on Short-term Debt . . . . . . . . . .       3,282     1,305        817      1,328     2,400
  Miscellaneous Interest Charges. . . . . . . . .       3,158     4,036      4,566      4,657     4,374
  Estimated Interest Element in Lease Rentals . .       4,100     3,700      3,700      4,100     4,600
       Total Fixed Charges. . . . . . . . . . . .     $97,836   $93,596    $87,775   $ 85,725   $83,210

Earnings:
  Net Income (Loss) . . . . . . . . . . . . . . .    $ 76,244  $(55,898)  $109,845   $110,616  $107,108
  Plus Federal Income Taxes . . . . . . . . . . .      27,389    34,154     49,838     58,648    60,302
  Plus State Income Taxes . . . . . . . . . . . .        -         -             1          7        11
  Plus Fixed Charges (as above) . . . . . . . . .      97,836    93,596     87,775     85,725    83,210
       Total Earnings . . . . . . . . . . . . . .    $201,469  $ 71,852   $247,459   $254,996  $250,631

Ratio of Earnings to Fixed Charges. . . . . . . .        2.05      0.76(a)    2.81       2.97      3.01



(a) Ratio includes the effect of the Loss from Zimmer Plant Disallowance of $144,533,000 (net of applicable income taxes  of $14,534,000).  As a result, earnings for  the twelve  months ended  December 31, 1993 were inadequate to cover fixed charges by $21,744,000.  If the effect of the Loss from Zimmer Plant Disallowance were excluded, the ratio would be 2.46 for the twelve months ended December 31, 1993.
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